Exhibit 99.1

Safeguard Scientifics Announces First Quarter 2013 Financial Results

Capital deployments in Pneuron and Sotera Wireless bring partner company roster to 20

Live conference call and webcast today at 9:00 a.m. EDT

WAYNE, Pa.--(BUSINESS WIRE)--April 25, 2013--During the first quarter ended March 31, 2013, Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage healthcare and technology companies, deployed capital into two new partner companies—Pneuron Corporation and Sotera Wireless—bringing Safeguard’s partner company roster to 20. Safeguard’s partner companies are on track to achieve continued growth through operating, financial and strategic milestones. As a result, partner company aggregate revenue guidance for 2013 is reiterated to be between $250 million to $270 million. Results for Safeguard partner companies are reported on a one-quarter lag basis.

“We remain focused on our core business as the main driver to increase Safeguard's capital under management to a range of $550 million to $700 million by year-end 2015,” said Stephen T. Zarrilli, President and Chief Executive Officer. “Greater consistency in capital deployed will grow our stable of partner companies and allow for more consistent monetizations. We continue to target aggregate cash-on-cash returns at a minimum of 2x cost.”

“At March 31, 2013, Safeguard had deployed $225 million of capital into its 20 current partner companies,” said Jeffrey B. McGroarty, Senior Vice President and Chief Financial Officer. “Our net cash, cash equivalents and marketable securities at the end of the quarter totaled $136.4 million, after subtracting the total carrying value of debt outstanding of $49.2 million. Safeguard’s net loss for the three months ended March 31, 2013 was $11.9 million, or $0.57 per share, compared to $9.7 million, or $0.46 per share, for the same period in 2012.”

PARTNER COMPANY HIGHLIGHTS

Safeguard Partner Company Revenue Stages
Development Stage - Pre-revenue - Proving out technology - Developing prototype - Beta stage customers	Initial Revenue Stage - $0M to $5M in revenue - Initial customers - Early market penetration - Management team forming - Infrastructure being built	Expansion Stage - $5M to $20M in revenue - Commercial grade solution - Growing market penetration - Management team built out - Infrastructure in place	High Traction Stage - $20M+ in revenue - Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ — High Traction Stage)

AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare financial management solutions and business intelligence tools that substantially improve decision-making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 675 employees in eight regional offices in the U.S. and one office in Bangalore, India; and collects over $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients. Safeguard has deployed $15.3 million in AdvantEdge since November 2006 and has a 40% primary ownership position.

Market Opportunity — The market for AdvantEdge’s services is estimated to be between $4 billion and $8 billion, which includes hospital-based physician revenue cycle management and office-based revenue cycle management.

Operating Highlights — AdvantEdge continues to gain meaningful scale through organic growth and strategic acquisitions, having completed eight M&A transactions since 2007. The company’s revenue in 2012 was $43.6 million and is expected to exceed $50 million in 2013 with EBITDA margins in excess of 15%.

Alverix, Inc. (San Jose, CA — Initial Revenue Stage)

Alverix designs, develops and manufactures next-generation instrument and connectivity platforms for diagnostic Point-of-Care (POC) testing. Alverix’s systems enable laboratory quality results in a mobile, inexpensive format, extending testing beyond high volume sites to physician office labs, retail clinics, emerging markets and the home, where immediate results are critical to patient care. Alverix and Becton, Dickinson and Company (BD) have co-developed and BD is commercializing a proprietary POC system that improves near patient infectious-disease diagnoses. Safeguard has deployed $8.8 million in Alverix since October 2007 and has a 49% primary ownership position.

Market Opportunity — The POC testing market is forecasted to grow at a compound annual growth rate of 10.9%, from $13.4 billion in 2008 to $22.5 billion in 2013. Eight firms control an estimated 70% of the total market, but beyond these there is massive fragmentation. Limiting factors affecting growth in the POC market have been the price, complexity and performance of instruments required to analyze assay results. At a cost of $2,500 to $5,000 per unit, only high volume sites such as emergency rooms or hospital laboratories can afford these instruments. Alverix’s platform technology is based on inexpensive optoelectronic components and sophisticated detection algorithms, which produce laboratory quality results that are unmatched by other competing instruments. At a target price point of under $300, physicians and retail clinics can now afford in their offices, and are able to capture revenue, from offering point of care tests previously performed at hospitals.

Operating Highlights — Alverix and BD have co-developed the CLIA-waived BD Veritor™ System based on proprietary Alverix technology, which BD is currently commercializing in the U.S., Japan, Canada and Australia. Alverix remains focused on growing its POC platform business through co-development of near patient test systems with select partners and through development of its own systems.

Crescendo Bioscience, Inc. (San Francisco, CA – Expansion Stage)

Crescendo Bioscience is a molecular diagnostics company dedicated to developing and commercializing objective, quantitative and reproducible blood tests for rheumatoid arthritis (RA) and other auto-immune diseases. With Crescendo Bioscience’s multi-biomarker Vectra™ DA blood test, physicians can make more informed treatment decisions. Commercially available since 2010, Vectra DA integrates 12 serum proteins associated with RA disease activity into a single objective score, reporting test results to the physician in seven to 10 days. Crescendo Bioscience operates a CLIA-certified laboratory. Rheumatologists and patients experience clinical utility using Vectra DA and its information portal, VectraView. Safeguard deployed $10.0 million in Crescendo Bioscience in December 2012 and has a 13% primary ownership position.

Market Opportunity — More than 1.5 million U.S. patients and 4 million people worldwide suffer from RA; 100,000 new U.S. patients are diagnosed annually. Crescendo Bioscience’s total market opportunity is estimated to be $1.6 billion. Assessing RA disease activity is currently a subjective undertaking, which leads to inferior outcomes and inefficient drug therapy. U.S. patients are treated by a concentrated group of only 3,500 rheumatologists who have only subjective measures to assess disease activity and treatment response. Lack of an objective measure leads to suboptimal patient outcomes and inefficient use of expensive biologic drugs. In 2012, the drug spend for RA was over $7 billion and has grown at a rapid rate since 2002, when it was under $2 billion. Of the top 10 highest cost prescriptions drugs on the market, three (Enbrel: total spend $8.4 billion; Remicade: $7.4 billion; Humira: $5.4 billion) are used to treat RA. Drug spend for RA is among the top specialty biopharma spend for payers, and the lack of an accurate test of their efficacy (or lack of efficacy) contributes significantly to that spend as well as to significant morbidity for patients.

Operating Highlights — Proceeds from the recent financing are being used to increase the sales team, and expand marketing and education initiatives. Medicare reimbursement authorization for the Vectra DA blood test is expected in first half of 2013.

Good Start Genetics, Inc. (Cambridge, MA — Expansion Stage)

Good Start Genetics is an innovative molecular diagnostic company that has developed more accurate and comprehensive pre-pregnancy genetic tests. In early 2012, Good Start Genetics launched its sequencing-based carrier screening test, GoodStart Select™, which screens for all 23 disorders recommended for screening by major medical societies. Good Start Genetics’ next-generation DNA sequencing technology, combined with other best-in-class technologies, results in higher detection rates regardless of ethnicity. Good Start Genetics is looking to eventually market the test not only to fertility clinics, but Ob/Gyn practices, as well as move into other areas of reproductive health and build a fully-integrated, next-generation sequencing company. Safeguard has deployed $12.0 million of capital in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Market Opportunity — Genetic disorders impose a significant healthcare burden on society, accounting for 10% of pediatric admissions and 20% of infant mortality. Over 6,000 genetic disorders, each of which affect less than 200,000 Americans, combine to afflict an estimated 25 million to 30 million people in the U.S. This high heterogeneity makes diagnosis and treatment difficult and expensive. The scale of issue can be appreciated by multiplying the North American genetic disease incidence of 1 in 280 births by the consequent medical expenditure of $100,000 to several million per child. However, this high cost can be prevented. Preconception carrier testing allows prevention of genetic disorders. The potential U.S. market for Good Start Genetics’ carrier testing product in the assisted reproduction market alone is estimated at $500 million. This number excludes the larger general Ob/Gyn market.

Operating Highlights — In 2012, Good Start Genetics generated more than $5 million in revenue. The company expects to generate more than $20 million in revenue in 2013; achieve profitability by late third quarter 2013; and operate at cash flow break even by the end of 2013.

Medivo, Inc. (New York, NY — Expansion Stage)

Medivo is an emerging, cloud-based health monitoring platform that connects doctors, consumers and clinical labs. Medivo’s unique access to clinical data and advanced analytics simplifies and improves health interactions. Medivo makes it easy to access lab tests, measure, and track health information. All services, including mobile tools and simple explanations of lab results, are free for physicians and consumers. Safeguard deployed approximately $6.3 million in Medivo in November 2011 and has a 30% primary ownership position.

Market Opportunity — The pharmaceutical industry spends more than $30 billion annually in the U.S. to promote products, with $14 billion focused on marketing programs. Medivo generates revenue through targeting and analytics programs, clinical services, and creating unique messaging opportunities that lead to increased patient compliance and adherence. Care management is a $2.8 billion market, which Medivo also participates in. Based upon current physician and patient monetization rates, the addressable market for Medivo’s products is approximately $500 million in the U.S., and approaches $1 billion worldwide.

Operating Highlights — Medivo has a robust pipeline of client contracts. Twelve of the top 50 life sciences companies have engagements with Medivo. The Medivo platform includes modules for physicians and patients with diabetes, dyslipidemia, hepatitis C, gout, low testosterone, irritable bowel disease, hereditary angioedema, and chronic myelogenous leukemia. Initiatives are underway to continue to expand the company’s network of laboratories and health monitoring modules, including obesity, rheumatoid arthritis, hepatitis B, HIV, colon cancer, breast cancer, prostate cancer, myelofibrosis, multiple myeloma, growth hormone deficiency, osteoporosis, hypothyroidism, depression, migraine, pain and multiple sclerosis.

NovaSom, Inc. (Glen Burnie, MD — Expansion Stage)

NovaSom is a medical device company that has developed the first and only FDA-cleared wireless home sleep test for Obstructive Sleep Apnea (OSA), called AccuSom® Home Sleep Test. The NovaSom home sleep testing technology and MediTrack® portal have been shown to provide in-home, clinically equivalent diagnosis of OSA at a significantly reduced cost compared to in-facility testing for uncomplicated adult OSA. Industry experts estimate that 15% of OSA diagnoses are currently made in the home, a total that could double in 2013 as more insurers divert patients from more-expensive sleep lab testing. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

Market Opportunity — The OSA diagnostic market is estimated to be more than $4 billion and growing 15-20% annually. Only 3 million sufferers have been diagnosed today, out of an estimated 18 million moderate to severe OSA sufferers.

Operating Highlights — NovaSom's home sleep tests are currently covered for more than 140 million U.S. lives through partnerships with major health insurers. During the first quarter of 2013, NovaSom was recognized by the American Academy of Sleep Medicine (AASM) as the first Approved Out of Center Sleep Test Provider.

NuPathe Inc. (NASDAQ:PATH) (Conshohocken, PA — Development Stage)

NuPathe is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system. Safeguard has deployed $23.3 million of capital in NuPathe since September 2006 and owns 18% of NuPathe’s outstanding common shares. NuPathe completed its initial public offering in August 2010.

Market Opportunity — In the U.S., 31 million adults, with approximately three times as many women as men, suffer from migraine. Approximately half of those diagnosed and treated experience migraine-related nausea (MRN) along with the headache in at least half of their migraine attacks.

Operating Highlights — During the first quarter of 2013, the U.S. Food and Drug Administration (FDA) approved Zecuity™ (sumatriptan iontophoretic transdermal system) for the acute treatment of migraine with or without aura in adults. Zecuity is the first and only patch for migraine. This single-use, battery-powered patch offers rapid relief of both migraine headache pain and migraine-related nausea with a low rate of triptan sensations. With approval in hand and issued patents expected to provide protection through April 2029, NuPathe management is now focused on securing commercial partners and working with its manufacturing partner to prepare for the expected launch of Zecuity in the fourth quarter of 2013.

PixelOptics, Inc. (Roanoke, VA — Initial Revenue Stage)

PixelOptics is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! uses dynamic technology to change focus automatically and silently without moving parts, reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. Safeguard has deployed $34.7 million in PixelOptics since April 2011 and has a 25% primary ownership position.

Market Opportunity — Approximately 50 million pairs of Progressive Addition Lenses (PALs) are sold annually worldwide, representing an estimated $15 billion market today, which will continue to grow as the population ages.

Operating Highlights — PixelOptics is focused on completing technical viability of its second generation eyewear, which will feature improvements to optics, electronics, frames and coatings. The company expects a 2013 launch of the product with eye care professionals in Europe.

Putney, Inc. (Portland, ME — Expansion Stage)

Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high-quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. Safeguard deployed $10.0 million in Putney in September 2011 and has a 28% primary ownership position.

Market Opportunity — While 80% of FDA-approved human pharmaceutical products have a generic equivalent, only 7% of the drugs approved by the FDA for dogs and cats have a generic equivalent, according to Putney’s analysis of FDA Center for Veterinary Medicine approvals. The global market for animal health products was valued at $19.2 billion in 2008, according to the market research firm Vetnosis. Excluding medicinal feed additives and vaccines, approximately 65% of the $12.5 billion spent in 2008, was attributed to veterinary pharmaceuticals, including parasiticides, anti-infectives (the two largest categories) and others targeted by Putney, with approximately 45% of that total attributable to veterinary pharmaceuticals for companion animals. Thus, the total global market for companion animal pharmaceuticals is estimated to be $5.6 billion.

Operating Highlights — Putney achieved a significant milestone in December 2012 with the approval by FDA’s Center for Veterinary Medicine (CVM) of ANADA #200-543, the first ANADA in the Company’s pipeline of generic drugs for pets to receive FDA approval. Putney launched the product, Cefpodoxime Proxetil, a once a day anti-infective for dogs, in February 2013. Putney’s Cefpodoxime Proxetil is the first generic approved by CVM for Zoetis’ Simplicef brand. Putney previously sold a human generic of the same molecule that was not approved for dogs and which therefore could not be marketed or promoted. Putney’s pipeline of veterinary generic drugs for pets includes more than 20 products in various phases of development and FDA review. Putney has built an inside sales force to support launches of the Company’s pipeline products and will likely be making some additional changes in the organization to support future growth. Putney’s inside sales reps are deployed in generating direct sales to veterinary practices nationwide as well as supporting Putney’s full line distribution partners.

Sotera Wireless (San Diego, CA – Initial Revenue Stage)

Sotera Wireless is a medical device company that has developed a new wireless patient monitoring platform called ViSi Mobile®. The FDA-approved ViSi Mobile System continuously monitors all core vital signs—heart rate or pulse rate, electrocardiogram, blood pressure, blood oxygenation level, respiration rate and skin temperature—all with a monitoring accuracy typically found in intensive care units while not restricting the patient’s mobility. ViSi Mobile is able to wirelessly transmit patient vital sign information for remote viewing and notification, as well as to interface with Electronic Medical Records. Safeguard deployed $1.3 million in Sotera Wireless in February 2013 and paid $1.2 million to acquire additional shares from a previous investor and has an 8% primary ownership position.

Market Opportunity — Sotera Wireless’ initial addressable market in the U.S. is 5,800 hospitals, or 500,000 beds. The company estimates that 7% of U.S. hospitals are considered early technology adopters. As a result, Sotera Wireless is building its pipeline by focusing its initial efforts and sales force on these institutions. The company forecasts a penetration of 20% of U.S. hospitals by 2018.

Operating Highlights – During the first quarter of 2013, Sotera Wireless announced a partnership with Intermountain Healthcare, a leader in providing high-quality patient care and improving patient safety by deploying innovative technologies smartly. In line with this initiative, Intermountain Healthcare is currently piloting ViSi Mobile in two post-surgical care units at its flagship hospital, Intermountain Medical Center located in Murray, Utah, as well as LDS Hospital, located in Salt Lake City, Utah.

TECHNOLOGY

AppFirst, Inc. (New York, NY – Initial Revenue Stage)

AppFirst is a leading developer of powerful, yet simple application performance monitoring solutions, providing full-stack visibility into systems, applications and business metrics. The company’s software-as-a-service (SaaS) platform is powered by a flexible, big data platform that collects, analyzes and correlates numerous data sources into a configurable dashboard, allowing users to easily monitor important information and to quickly troubleshoot problems. Safeguard deployed $6.5 million in AppFirst in December 2012 and has a 35% primary ownership position.

Market Opportunity — AppFirst competes in the $2.1 billion application performance monitoring market, where existing vendors are growing 9% per year, according to 2012 Gartner Group estimates.

Operating Highlights — During the first quarter of 2013, AppFirst announced an exciting partnership with Engine Yard, a leading Platform as a Service company. In evaluating several different vendors and open source solutions, AppFirst provided a strong fit to Engine Yard's needs, including collecting metric, log, alert and security information from every server Engine Yard customers are running on. In addition, AppFirst was named Value Leader for Business Impact Management by Enterprise Management Associates (EMA), a leading IT and data management research and consulting firm. EMA also listed AppFirst top of the vendor pack in leveraging the cloud for analyzing critical data for business outcomes. Lastly, AppFirst was named one of the “Hottest Companies in New York City” by Lead 411.

Beyond.com, Inc. (King of Prussia, PA — High Traction Stage)

Beyond.com is The CareerNetworkTM focused on helping people grow and succeed professionally. Beyond.com helps employers and more than 30 million job seekers pinpoint the most relevant opportunities based on location, industry and expertise through 75 unique career channels and 2,500 industry and regional communities. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Market Opportunity — The Human Capital Management Market is estimated to be $85 billion worldwide. According to IDC, the U.S. recruiting market is estimated to be between $15 billion to $20 billion, while the Online Recruitment Industry in the U.S. is estimated to be a $5.3 billion market with a forecasted compound annual growth rate of 4% through 2015.

Operating Highlights — During the first quarter of 2013, Beyond.com launched an all-new Career Portfolio, which provides a compelling, engaging and visually-informative snapshot of a person’s career that can supplement a traditional resume. This new tool, available for free to the over 30 million members of the Beyond.com community, maps career accomplishments into a timeline, allowing recruiters and HR professionals to quickly scan for the most relevant information on the candidate. In addition during the quarter, Beyond.com had 23 days with over one million unique visitors to its career websites, a major milestone in the company’s history. As a result of this heightened web traffic, Beyond.com was the fourth most trafficked career destination in the U.S. according to a March 2013 comScore report.

Bridgevine, Inc. (Vero Beach, FL — High Traction Stage)

Bridgevine is a performance based digital marketing company that has consolidated the fragmented digital media ecosystem through a proprietary up-sell and cross-sell optimization platform. Bridgevine utilizes its proprietary optimization platform Acquisition and Merchandising Platform (AMP) to (a) provide insight and attribution across the digital marketing landscape of SEO, SEM, Mobile, Social and Display Media, and (b) perform superior up-sell and cross-sell for brands to better monetize their customers through complimentary offers delivered seamlessly into third party web and CRM environments. Through these solutions, Bridgevine has delivered more than $2.5 billion in revenue to enterprise customers such as Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 22% primary ownership position.

Market Opportunity — Barclays estimates that the online lead generation/e-mail marketing market is expected to grow from $1.8 billion in 2012 to $2.0 billion in 2016. In addition, the market for online search-related marketing is estimated to grow from $17.7 billion in 2012 to $29.9 billion in 2016.

Operating Highlights — In 2012, Bridgevine revenue was approximately $54 million, up from $39 million in 2011. The company is quickly expanding its solution offering and customer base.

DriveFactor, Inc. (Richmond, VA — Initial Revenue Stage)

DriveFactor provides insurance companies with a turn-key software platform that enables usage based insurance (UBI) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement. It is also a more privacy-sensitive, financially equitable offering for consumers. DriveFactor is currently available in the U.S., Canada and Europe. Safeguard has deployed $3.5 million in DriveFactor since December 2011 and has a 35% primary ownership position.

Market Opportunity — UBI programs, also known as telematics-enabled insurance, is estimated to grow 50x and generate over $50 billion in premiums globally by 2020, according to Ptolemus Consulting Group. In the U.S. alone, nearly one million vehicles utilized a form of UBI in 2012, which is expected to increase to 38 million in 2017. In Europe, where adoption is ahead of the U.S., there are already more than 2 million telematics subscribers in Italy alone.

Operating Highlights — In late 2012, DriveFactor launched its telematics Platform 2.0, which offers real-time access to driving data and the ability to set different data gathering parameters for individual devices. Platform 2.0 thus makes it easier for insurance companies to identify responsible drivers, communicate with their customers, and implement successful usage-based insurance programs.

Hoopla Software, Inc. (San Jose, CA — Initial Revenue Stage)

Hoopla has developed a complete performance optimization system designed to steer employee actions and behaviors. Hoopla’s subscription-based SaaS application leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. Safeguard deployed $1.3 million in Hoopla in December 2011 and has a 25% primary ownership position.

Market Opportunity — Hoopla is in the sales performance and incentive market. Companies in the U.S. spend approximately $1.5 billion on sales performance software and almost $8.5 billion on sales incentives every year. Hoopla’s platform takes advantage of advanced gamification techniques to enhance sales performance. Analysts claim that gamification will be in 25% of redesigned business processes by 2015, and grow 99% year-over-year to more than $2.8 billion of spend by 2016.

Operating Highlights — During the first quarter of 2013, Hoopla received the Salesforce AppExchange Customer Choice Award for sales dashboards and reports, as selected by Salesforce.com customers. Built using the Salesforce Platform, Hoopla Scoreboard is immediately available to test drive and deploy via the AppExchange, the world's leading business apps marketplace.

Lumesis, Inc. (Stamford, CT — Initial Revenue Stage)

Lumesis is a SaaS, cloud-based financial technology company dedicated to delivering software solutions and comprehensive, timely data to the muni-bond marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Lumesis is currently engaged with a range of organizations, including some of the largest asset managers, mutual fund companies, banks and global wealth management organizations. Safeguard has deployed $4.0 million in Lumesis since February 2012 and has a 44% primary ownership position.

Market Opportunity — Lumesis today focuses on delivering its solutions to portfolio managers, investment advisors and issuers/underwriters in the muni-bond marketplace, which has doubled over the past ten years. The company estimates that its current addressable market to this customer base is approximately $1 billion on an annual basis.

Operating Highlights — During the first quarter of 2013, Lumesis launched DIVER Advisor, a comprehensive information delivery and compliance platform that offers market participants live portfolio alerts, the ability to generate customized bond reports, and access to back-end tracking through a flexible reporting tool. DIVER Advisor was designed to meet the compliance needs of Financial Advisor networks while significantly increasing their portfolio monitoring capabilities. The launch of this solution further distinguishes the DIVER suite as a best-in-class, web-based platform for the municipal market, allowing access from anywhere, at any time and delivers unparalleled efficiency, cost-effectiveness and customization.

MediaMath, Inc. (New York, NY — High Traction Stage)

MediaMath is a leader in the demand side platform and online advertising categories. Through MediaMath’s TerminalOne platform, the company buys billions of highly targeted ads per month on behalf of dozens of top-tier agencies, including all the major agency holding companies. Major brands include Guthy-Renker, American Express, Kayak, 1-800-Flowers.com and Prudential. Today, MediaMath serves more than 2,500 clients with more than 260 employees in nine offices worldwide. International operations are now responsible for approximately 35% of MediaMath annual revenue. Safeguard has deployed $18.5 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Market Opportunity — The U.S. Digital Marketing market was approximately $37 billion in 2012 with a 19.7% compound annual growth rate.

Operating Highlights — During the first quarter of 2013, MediaMath acquired the Advertising Decision Solutions data cooperative from Akamai Technologies, Inc. (NASDAQ:AKAM), giving MediaMath exclusive use of Akamai’s pixel-free technology. As a result, MediaMath clients will gain access to more data for audience segmentation, retargeting, and optimization, with quick and easy activation. In addition, MediaMath was named one of the “Hottest Companies in New York City” by Lead 411.

Pneuron Corporation (Woburn, MA – Initial Revenue Stage)

Pneuron helps Fortune 5000 enterprise companies reduce the time and cost of application development by up to 50%. Pneuron’s lightweight, cloud-ready enterprise-class platform provides a suite of high-performance “pneurons” that enables enterprises to build, deploy and manage distributed analytics, applications and operating models directly against source systems and to centrally integrate insights. Safeguard deployed $5.0 million in Pneuron in February 2013 and has a 28% primary ownership stake.

Market Opportunity — The financial service industry spends approximately $10 billion per year on cloud enablement, information management software and BI/analytics/collaboration, based on Forrester Research estimates. While analysts agree that Pneuron does not fit neatly into any category, the company is positioned to be a disruptive player across the financial service industry.

Operating Highlights — Pneuron is initially focused on some of the most pressing and complex areas of financial services, including global regulations, risk, conversion management and revenue generation. However, the company is already gaining traction in insurance and healthcare with emerging partnerships. Pneuron is well-positioned to address the billions of annual spend on cloud enablement, information management software, analytics, and collaboration. Pneuron’s go-to-market strategy includes partnerships with systems integrators and independent software vendors such as PwC.

Spongecell, Inc. (New York, NY — Expansion Stage)

Spongecell builds online ads that are data-driven, responsive, customizable and scalable across the web. Spongecell’s dynamic creative technology helps advertisers and their agencies build interactive ads that can be personalized to the individual consumer automatically and in real time. Spongecell builds digital ads in as little as 72 hours, allowing creative agencies to quickly deploy interactive ad campaigns that increase engagement by as much as 154% over static ads. Spongecell’s interactive features and short build times are available in both display and in-stream formats. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Market Opportunity — The size of the U.S. Internet advertising market was approximately $37 billion in 2012, with a nine-year compound annual growth rate of 19.7%. Spongecell specifically addresses the high-growth mobile, video, rich media and display sub-markets, which represent approximately one-third of the total Internet advertising market.

Operating Highlights — During the first quarter of 2013, Spongecell was selected a winner of the Interactive Advertising Bureau (IAB) Digital Video Rising Stars competition. Spongecell scored among the top entrants in the "Full Screen" and "Ad Control Bar" categories. Spongecell will work with the IAB, the Agency Working Group, and other experts to create the style guides and technical specifications for these digital video ad units, a process expected to take between 90 and 120 days. The IAB helps establish best practices and standards for the online advertising industry.

ThingWorx, Inc. (Exton, PA — Initial Revenue Stage)

ThingWorx provides the first software platform designed to efficiently build and run the applications of today’s connected world. The ThingWorx platform combines the key functionality of Web 2.0, search, and social collaboration, and applies it to the world of “things,” including connected products, machines, sensors, and industrial equipment. Businesses use the ThingWorx platform to deliver innovative applications and connected solutions across markets ranging from manufacturing, energy, and food, to Machine to Machine (“M2M”) remote monitoring and service, as well as in emerging “Internet of Things” applications, including smart cities, smart grid, agriculture, and transportation. Safeguard has deployed $10.0 million in ThingWorx since February 2011 and has a 40% primary ownership position.

Market Opportunity — The global M2M market is expected to grow at a 26% compound annual growth rate from $21.5 billion in 2011 to $86.0 billion in 2017. Within the M2M market, the M2M platform market is expected to reach approximately $4 billion by 2017. Many large companies, including Cisco, expect the number of connected devices to grow from 12.5 billion in 2010 to 50 billion in 2012.

Operating Highlights — During the first quarter of 2013, ThingWorx launched version 4.0 of the ThingWorx Platform, which introduced capabilities that further reduce the cost, time, and risk associated with building M2M and Internet of Things applications in markets ranging from manufacturing, energy, and food to medical devices, smart cities, smart grid, agriculture, and transportation. Version 4.0 of ThingWorx introduces the ThingWorx Composer, a unified HTML5-based development environment for building and deploying ThingWorx applications. In addition, ThingWorx continued to expand its growing ecosystem of partners by announcing partnerships with Milbank, a leading developer and manufacturer of electrical devices and energy and power management solutions for the residential, commercial, industrial, utility, and transportation sectors, and Systech Corporation, an industry leader in the design and manufacturing of Serial-to-IP and Dial-to-IP network conversion devices for enabling IP communications.

PENN MEZZANINE

Safeguard’s partnership with Penn Mezzanine augments Safeguard’s capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is producing current interest and fee income. As the initiative matures, it may also produce management fee income and profit participation. This platform enables Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position.

Operating Highlights — During the first quarter, Safeguard deployed $2.1 million in one new loan participation. At March 31, 2013, Penn Mezzanine had outstanding an aggregate of $26.9 million in nine companies yielding 13.4%, including cash and PIK interest. As of March 31, 2013, Safeguard had an aggregate of $10.7 million in carrying value related to its participating interests in Penn Mezzanine’s lending activities. Interest income for the three months ended March 31, 2013 related to Penn Mezzanine activities was $0.3 million.

SAFEGUARD SCIENTIFICS FIRST QUARTER 2013 CONFERENCE CALL
Please call at least 15 minutes prior to the call to register.

Date: Thursday, April 25, 2013

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Call-in Number: 877-317-6789
(International) +412-317-6789

Replay Number: 877-344-7529
(International) +412-317-0088

Replay Access Code: 10026651
Replay available through May 27, 2013 at 9:00am EDT

Speakers: Stephen T. Zarrilli, President and Chief Executive Officer; and Jeffrey B. McGroarty, Senior Vice President – Finance.

Format: Discussion of first quarter 2013 financial results followed by Q&A.

For more information please contact IR@safeguard.com.

EVENTS

For the latest information about what conferences Safeguard’s executives will be attending and presenting at, visit www.safeguard.com/events.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, Pa., Safeguard Scientifics, Inc. (NYSE:SFE) provides growth capital and operational support to entrepreneurial and innovative healthcare and technology companies in medtech, healthtech, specialty pharmaceuticals, financial technology, digital media, and Enterprise 3.0. For more information, please visit our website at www.safeguard.com.

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Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2013	2012

Assets
Cash, cash equivalents and marketable securities	$172,495	$176,986
Restricted marketable securities and cash held in escrow	6,440	6,444
Other current assets	1,594	2,408
Total current assets	180,529	185,838
Ownership interests in and advances to partner companies and funds	155,239	148,639
Loan participations receivable	9,157	7,085
Available-for-sale securities	44	58
Long-term marketable securities	13,176	29,059
Other assets	3,383	3,465
Total Assets	$361,528	$374,144

Liabilities and Equity
Convertible senior debentures - current	$508	$-
Other current liabilities	5,901	7,261
Total current liabilities	6,409	7,261
Other long-term liabilities	3,868	3,921
Convertible senior debentures - non-current	48,724	48,991
Total equity	302,527	313,971
Total Liabilities and Equity	$361,528	$374,144

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2013	2012

Operating expenses	$5,374	$4,743
Operating loss	(5,374)	(4,743)
Other income (loss), net interest and equity income (loss)	(6,565)	(4,917)

Net loss before income taxes	(11,939)	(9,660)
Income tax benefit (expense)	-	-
Net loss	$(11,939)	$(9,660)

Net loss per share:
Basic	$(0.57)	$(0.46)
Diluted	$(0.57)	$(0.46)

Average shares used in computing basic and diluted loss per share:	21,109	20,879

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended March 31,
	2013	2012

Operating Loss
Healthcare	$-	$-
Technology	-	-
Penn Mezzanine	(5)	(2)
Total segment results	(5)	(2)
Other items (a)	(5,369)	(4,741)
	$(5,374)	$(4,743)

Net Loss
Healthcare	$(5,065)	$(2,910)
Technology	(1,101)	(989)
Penn Mezzanine	341	450
Total segment results	(5,825)	(3,449)
Other items (a)	(6,114)	(6,211)
Net loss	$(11,939)	$(9,660)

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 20 partner companies as of March 31, 2013, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	March 31,
	2013

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method	$114,092	$189,502
Cost method	12,530	12,530
Fair value method	21,809	23,324
Other holdings	6,808	36,298
	$155,239	$261,654

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave III, 610-975-4952
Vice President, Business Development
and Corporate Communications
jshave@safeguard.com